CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Strong Equity Funds, Inc.

The Board of Trustees
Master Investment Portfolio:

We consent to the use of our report dated April 3, 1998 for Strong Index 500 Fund.(one of the series comprising Strong Equity Funds, Inc. ) incorporated by reference herein.

We also consent to the use of our report dated April 3, 1998 for S&P 500 Index Master Portfolio (one of the series comprising Master Investment Portfolio) incorporated by reference herein.

We also consent to the reference to our Firm under the headings "Financial Highlights" in the prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/ KPMG Peat Marwick LLP

San Francisco, California
June 25, 1998